PRESS RELEASE

Contact Information:	Investors/Media:
Kite Realty Group Trust	Kite Realty Group Trust
Dan Sink, Chief Financial Officer	Adam Basch, Investor Relations
(317) 577-5609	(317) 578-5161
dsink@kiterealty.com	abasch@kiterealty.com

Kite Realty Group Trust Announces Appointment of
David O’Reilly to its Board of Trustees

Indianapolis, Ind., August 12, 2013 – Kite Realty Group Trust (NYSE: KRG) (the “Company”) announced today the appointment of David O’Reilly to its Board of Trustees. Mr. O’Reilly is Executive Vice President, Chief Investment Officer and Chief Financial Officer of Parkway Properties, Inc., an Orlando Florida-based New York Stock Exchange-traded real estate investment trust (NYSE symbol: PKY).  As of July 1, 2013, Parkway owned or had an interest in 46 office properties located in eight states with an aggregate of approximately 13.3 million square feet of leasable space.

“We are pleased to welcome David O’Reilly to our Board of Trustees,” said John A. Kite, Chairman and Chief Executive Officer. “David's significant experience in real estate capital markets, coming from both his current position at Parkway and his prior experience as an investment banker in the REIT space, makes him an ideal addition to our Board.”

Prior to the joining Parkway, Mr. O’Reilly was a Partner and Executive Vice President of Banyan Street Capital, where he led the firm’s investment activities, and prior to that was Chief Financial Officer and Director of Capital Markets of Eola Capital.  He was also a Senior Vice President in Barclay Capital’s Real Estate Investment Banking Group and served in the same capacity at Lehman Brothers for seven years.  During his career, Mr. O’Reilly has been involved in a broad range of financial advisory and merger and acquisition activities, including leveraged buyouts, initial public offerings and single asset and pooled CMBS transactions.

 “I am very excited to be appointed to the Kite Realty Group Trust Board of Trustees,” said Mr. O’Reilly. “I worked closely with the Company’s management as they went public ten years ago and have been following their progress since.  I am looking forward to joining the board and assisting the Company as it continues to strive to be a leader in the retail shopping center space.”

 About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in selected markets in the United States.  At June 30, 2013, the Company owned interests in a portfolio of 63 operating and redevelopment properties totaling approximately 9.9 million square feet and four properties currently under development totaling 1.4 million square feet.